Exhibit 10.45

P.O. Box 5110 Denver, Colorado 80217 5500 South Quebec Street Greenwood Village, Colorado 80111 Phone: (303) 740-4000 Fax: (303) 740-4002

November 7, 2006

Mr. Michael R. Cunningham, Chief Financial Officer
Chugach Electric Association, Inc.
P.O. Box 196300
Anchorage, Alaska 99519-6300

RE: Chugach Electric Association, Inc.
CIF: # 22020105

Dear Mr. Cunningham:

Enclosed for your files are copies of the following fully executed loan documents:

1.	Amended and Restated Promissory Note and Committed Revolving Credit Supplement No. RI0214S01A

As always, thank you for choosing CoBank!

Sincerely,

Jennita Foley Closing/ Booking Specialist, CoBank, ACB Enclosures

Loan No. RI0214S01B

AMENDED AND RESTATED PROMISSORY NOTE AND
COMMITTED REVOLVING CREDIT SUPPLEMENT

          THIS AMENDED AND RESTATED PROMISSORY NOTE AND SUPPLEMENT (this “Promissory Note and Supplement”) to the Master Loan Agreement (the “MLA”) dated as of May 3, 2005, is entered into as of September 12, 2006 between CHUGACH ELECTRIC ASSOCIATION, INC., Anchorage, Alaska, an Alaska cooperative association (the “Company”) and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).

BACKGROUND

          The Company and CoBank are parties to an Amended and Restated Promissory Note and Committed Revolving Credit Supplement No. RI0214S01A dated as of September 2, 2005 in the original principal amount of $7,500,000.00 (as amended, the “Existing Promissory Note and Supplement”). The Company and CoBank now desire to amend and restate the Existing Promissory Note and Supplement. The execution of this Promissory Note and Supplement shall not constitute a novation of the indebtedness outstanding under the Existing Promissory Note and Supplement. For valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and CoBank hereby agree that the Existing Promissory Note and Supplement shall be amended and restated in its entirety to read as follows:

          SECTION 1. The Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed $7,500,000.00 at any one time outstanding (the “Commitment”). Within the limits of the Commitment, the Company may borrow, repay and re-borrow.

          SECTION 2. Purpose. The purpose of the Commitment is to finance the operating needs of the Company and to fund interim capital expenditures.

          SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including October 31, 2007, or such later date as CoBank may, in its sole discretion, authorize in writing.

          SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

                 (A) Weekly Quoted Variable Rate. At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week. The rate established by CoBank may not exceed the CoBank Base Rate (as hereinafter defined) on that day plus 3% and shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request. For purposes hereof, the CoBank Base Rate shall mean the rate of interest established by CoBank from time to time as its CoBank Base Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate. The CoBank Base Rate will change on the date established by CoBank as the effective date of any change therein.

Amended and Restated Promissory Note and Committed	-2-
Revolving Credit Supplement RI0214S01B
CHUGACH ELECTRIC ASSOCIATION, INC.
Anchorage, Alaska

          (B) Quoted Rate Option. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 30 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be 5.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.

          SECTION 5. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 1/8 of 1% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

          SECTION 6. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment, as the term may be extended from time to time. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth above.

          SECTION 7.  Letters of Credit. In addition to loans, the Company may utilize, if agreeable to CoBank in its sole discretion in each instance, the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after CoBank’s receipt of a duly completed and executed copy of CoBank’s then current form of Application and Reimbursement Agreement, or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be paid in accordance with this Promissory Note and Supplement. Each letter of credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the Commitment.

          SECTION 8. Security. Except for CoBank’s statutory first lien on all equity that the Company may now own or hereafter acquire or be allocated in CoBank, the Company’s obligations hereunder shall be unsecured.

Amended and Restated Promissory Note and Committed	-3-
Revolving Credit Supplement RI0214S01B
CHUGACH ELECTRIC ASSOCIATION, INC.
Anchorage, Alaska

          IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		CHUGACH ELECTRIC ASSOCIATION, INC.

By:		By:

Title:	Assistant Corporate Secretary	Title:	CFO